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[LETTERHEAD OF DELOITTE & TOUCHE]

May 2, 1994

Avondale Industries, Inc.
Post Office Box 50280
New Orleans, Louisiana 70150

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Avondale Industries, Inc. and subsidiaries for the periods ended March 31, 1994 and 1993 as indicated in our report dated May 2, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March
31, 1994, is incorporated by reference in Registration Statement
No. 33-31984 on Forms S-8 and S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE
New Orleans, Louisiana